As filed with the Securities and Exchange Commission on December 5, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATERA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	01-0894487 (I.R.S. Employer Identification No.)

13011 McCallen Pass

Building A, Suite 100

Austin, TX 78753

(650) 980-9190

(Address of Principal Executive Offices, Zip Code)

Foresight Diagnostics Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Michael Brophy

Chief Financial Officer

Natera, Inc.

13011 McCallen Pass

Building A, Suite 100

Austin, TX 78753

(650) 980-9190

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gina Hancock Gibson, Dunn & Crutcher LLP 2001 Ross Avenue, Suite 2100 Dallas, TX 75201-2923 (214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 4, 2025 (the “Closing Date”), Natera, Inc., a Delaware corporation (the “Registrant”), completed a business combination (the “Merger”) with Foresight Diagnostics Inc., a Delaware corporation (“Foresight”), pursuant to an Agreement and Plan of Merger, dated as of October 10, 2025, by and among the Registrant, Falcon Acquisition Sub, Inc., Foresight and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial representative of the equityholders of Foresight.

This Registration Statement on Form S-8 is being filed by the Registrant to register 88,126 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Foresight Diagnostics Inc. 2020 Equity Incentive Plan pursuant to outstanding stock options to purchase shares of Foresight common stock that were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to the grantee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), filed with the SEC on February 28, 2025;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2025, June 30, 2025, and September 30, 2025;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 12, 2025, June 18, 2025, and December 5, 2025; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Description of Capital Stock, filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Incorporated by Reference			Filed
No.	Exhibit Description	Form	Number	Date	Herewith
4.1	Amended and Restated Certificate of the Incorporation of the Registrant	8-K	3.1	07/09/2015
4.2	Amended and Restated Bylaws of the Registrant Inc.	10-Q	3.1	11/05/2021
4.3	Form of Common Stock Certificate	S-1/A	4.1	06/22/2015
5.1	Opinion of Gibson, Dunn & Crutcher LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page to this Registration Statement)				X
99.1	Foresight Diagnostics Inc. 2020 Equity Incentive Plan and Form of Stock Option Agreement				X
107.1	Filing Fee Table				X

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 5th day of December, 2025.

NATERA, INC.

By:	/s/ Michael Brophy
Name:	Michael Brophy
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Chapman and Michael Brophy and each of them, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date set forth below.

Name	Title	Date

/s/ Steven Chapman	Chief Executive Officer, President and Director
Steven Chapman	(Principal Executive Officer)	December 5, 2025

/s/ Michael Brophy	Chief Financial Officer
Michael Brophy	(Principal Financial and Accounting Officer)	December 5, 2025

/s/ Matthew Rabinowitz
Matthew Rabinowitz	Executive Chairman	December 5, 2025

/s/ Jonathan Sheena
Jonathan Sheena	Founder and Director	December 5, 2025

/s/ Roy Baynes
Roy Baynes	Director	December 5, 2025

/s/ Monica Bertagnolli
Monica Bertagnolli	Director	December 5, 2025

/s/ Roelof Botha
Roelof Botha	Director	December 5, 2025

/s/ Rowan Chapman
Rowan Chapman	Director	December 5, 2025

/s/ Gail Marcus
Gail Marcus	Director	December 5, 2025

/s/ Herm Rosenman
Herm Rosenman	Director	December 5, 2025

/s/ Ruth Williams-Brinkley
Ruth Williams-Brinkley	Director	December 5, 2025